Cohen & Steers, Inc. 280 Park Avenue New York, NY 10017-1216 Tel 212.832.3232

Contact:

Matthew S. Stadler

Executive Vice President

Chief Financial Officer

Cohen & Steers, Inc.

(212) 446-9168

Cohen & Steers, Inc. Reaches Agreement to Terminate Additional Compensation Agreements

New York, April 10, 2006 — Cohen & Steers, Inc. (NYSE:CNS) today announced that it has agreed with Merrill Lynch, Pierce, Fenner and Smith Incorporated (“Merrill Lynch”) to terminate its additional compensation agreements entered into in connection with the common share offerings of seven Cohen & Steers closed-end mutual funds. These agreements obligated Cohen & Steers to make certain periodic payments over time in connection with these funds. In exchange for the termination of these agreements, Cohen & Steers will pay Merrill Lynch a lump sum payment of $72 million.

The payment will be funded from the company’s working capital and will be recorded as a one-time expense in the second quarter of 2006. Termination of these additional compensation agreements will reduce the company’s future distribution expense, and is expected to result in annualized after-tax earnings accretion of approximately $0.12 to $0.14 per share.

About Cohen & Steers. Cohen & Steers is a manager of high-income equity portfolios, specializing in U.S. REITs, international real estate securities, preferred securities, utilities and large cap value stocks. Headquartered in New York City, the firm serves individual and institutional investors through a wide range of open-end funds, closed-end funds and separate accounts.

Forward Looking Statements. This press release and other statements that Cohen & Steers may make, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2005, which is accessible on the Securities and Exchange Commission’s Web site at http://www.sec.gov and on Cohen & Steers’ Web site at cohenandsteers.com. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.